Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-260652

Prospectus Supplement No. 6

(To Prospectus dated November 12, 2021)

Wallbox N.V.

This prospectus supplement updates, amends and supplements the prospectus dated November 12, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-260652). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with our its results of operations for the quarterly period ended June 30, 2022, which are set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Wallbox N.V.’s Class A ordinary shares and warrants are quoted on the New York Stock Exchange under the symbol “WBX” and WBXWS, respectively. On August 9, 2022, the closing price of our Class A ordinary share was $2.15, and the closing price for our warrants was $8.43.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 10, 2022.

Financial & Operating Highlights: Q2 2022

INCOME STATEMENT		BALANCE SHEET		OPERATING METRICS
(€ IN MILLIONS)		(€ IN MILLIONS)
Revenue	€39.548			Units sold	~64,000
		Cash & Equivalents	€126.515
				Headcount	~1,100
YoY Growth	124%	LT Debt	€23.274
				Countries	+105
Gross Margin	41.1%			2022 Est. Mfg. Capacity	+1,000,000

Reconciliations

Unaudited, in € 000s

For the Quarter Ended, June 30, 2022
Operating Loss	€(37,096)
Amortization and depreciation	4,065
Other income	(1,075)

EBITDA	€(34,106)
Employee Stock Option Plan	(18,670)
One-off Expenses	(123)

Adjusted EBITDA	€(15,559)

Adjusted EBITDA is defined as loss for the year before depreciation and amortization, income tax credits, and financial income and interest expense further adjusted to take account of the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These non-cash and other items include, but not are limited to; change in fair value of convertible bonds and derivative warrants, share listing expenses, foreign exchange gains and losses, share based payments expense and other one-off expenses/income related to special operations.

Operating loss consists of Wallbox’s revenue and other income less changes in inventories and raw materials and consumables used, employee benefits, other operating expenses and amortization and depreciation.

Wallbox’s revenue consists of retail sales of charging solutions for EVs, which includes electronic chargers and other services.

Gross Margin is defined as revenue less changes in inventory, raw materials and other consumables used.